Filed Pursuant to Rule 424(b)(2)
Registration No. 333-204616

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 8, 2015)

GasLog Partners LP

7,500,000 Common Units
Representing Limited Partner Interests
$23.90 per common unit

We are selling 7,500,000 of our common units. We have granted the underwriters an option to purchase up to 1,125,000 additional common units.

Our common units are traded on the New York Stock Exchange under the symbol “GLOP”. The last reported sales price of our common units on June 22, 2015 was $25.00.

Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes.

Investing in our common units involves risks. See “Risk Factors” beginning on page S-20 and page 5 of our Annual Report on Form 20-F.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$23.90	$179,250,000
Underwriting Discount(1)	$0.85	$6,375,000
Proceeds, before expenses, to GasLog Partners LP(1)(2)	$23.05	$172,875,000

(1)

We will also pay up to $25,000 of reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of sale of the common units offered hereby. See “Underwriting”.

(2)	See “Underwriting” for additional information regarding the total underwriting compensation. Excludes offering expenses payable by us as described in “Expenses Related to This Offering”.

The underwriters expect to deliver the common units to purchasers on or about June 26, 2015 through the book-entry facilities of The Depository Trust Company.

Citigroup	Barclays	Morgan Stanley
Evercore ISI	UBS Investment Bank	Wells Fargo Securities
Credit Suisse		Deutsche Bank Securities

ABN AMRO

June 22, 2015

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference”. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and accompanying prospectus. The information presented in this prospectus supplement assumes, unless otherwise noted, that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” beginning on page S-20 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on February 17, 2015 (“Annual Report on Form 20-F”).

In this prospectus supplement, unless otherwise indicated, references to:

•

“GasLog Partners”, the “Partnership”, “we”, “our”, “us” or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

•	“GasLog”, depending on the context, refer to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners;

•	“our general partner” refer to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog;

•	“GasLog LNG Services” refer to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog;

•	“GasLog Carriers” refer to GasLog Carriers Ltd.;

•

“BG Group” refer to BG Group plc; “Methane Services” refer to Methane Services Limited, a subsidiary of BG Group; “Samsung” refer to Samsung Heavy Industries Co. Ltd.; “Hyundai” refer to Hyundai Heavy Industries Co., Ltd.; and “Shell” refer to Royal Dutch Shell plc, or, in each case, any one or more of their subsidiaries or to such entities collectively;

•	“LNG” refer to liquefied natural gas;

•

“Citibank Facility” refer to the $325,500,000 Loan Facility dated May 14, 2014, between GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd. as Borrowers, arranged by Citibank, N.A., London Branch, with Citibank N.A., London Branch as Bookrunner, Citibank International plc as Agent, Citibank, N.A., London Branch as Security Agency and Citibank International plc, London Branch, Nordea Bank Finland plc, London Branch, DVB Bank America N.V., ABN AMRO Bank N.V. and Commonwealth Bank of Australia as Lenders;

•

“GasLog Partners’ Citibank Facility” refer to the $450,000,000 Loan Facility dated November 12, 2014 among GAS-three Ltd., GAS-four Ltd., GAS-five Ltd., GAS-sixteen Ltd. and GAS-seventeen Ltd. as Borrowers, Citibank, N.A., London Branch, Nordea Bank Finland plc, London Branch, DVB Bank America N.V., ABN Amro Bank N.V., Skandinaviska Enskilda Banken AB (Publ) and BNP Paribas, as Mandated Lead Arrangers, the financial institutions listed in Schedule 1 thereto as Lenders, Citibank, N.A., London Branch as Bookrunner and Security Agent, and Citibank International Limited as Agent and Security Trustee;

•	“IPO” refer to the initial public offering of GasLog Partners on May 12, 2014;

•	“omnibus agreement”refer to the Omnibus Agreement dated May 12, 2014 by and among the Partnership, GasLog, our general partner and GasLog Partners Holdings LLC, as amended;

•	“Sponsor Credit Facility” refer to the $30,000,000 revolving credit facility with GasLog we entered into following the IPO;

•	“dollars” and “$” refer to, and amounts are presented in, U.S. dollars; and

•	“cbm” refer to cubic meters.

GasLog Partners LP

Overview

We are a growth-oriented limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation under long-term charters, which we define as charters of five full years or more. Our fleet of five LNG carriers, which have charter terms expiring through 2020, were contributed to us by, or acquired from, GasLog, which controls us through its ownership of our general partner.

Our fleet consists of five LNG carriers, including three vessels with modern tri-fuel diesel electric, or “TFDE”, propulsion technology and two modern steam-powered vessels that all operate under long-term charters with Methane Services, a subsidiary of BG Group. We also have options and other rights under which we may acquire additional LNG carriers from GasLog, as described below. We believe that such options and rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners.

We operate our vessels under long-term charters with fixed-fee contracts that generate predictable cash flows. We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional equity and debt financing. For further discussion of the risks that we face, please see “Risk Factors” beginning on page S-20 and please read “Item 3. Key Information—Risk Factors” of our Annual Report on Form 20-F.

We are controlled by GasLog which currently owns limited partnership units representing a 40.53% limited partner interest and a 2.0% general partner interest in us, and owns and controls our general partner. GasLog is a leading independent international owner, operator and manager of LNG carriers and provides support to international energy companies as part of their LNG logistics chain. GasLog was founded by its chairman, Peter G. Livanos, whose family’s shipping activities commenced more than 100 years ago. On April 4, 2012, GasLog completed its initial public offering, and its common shares began trading on the NYSE on March 31, 2012, under the symbol “GLOG”. At the time of its initial public offering, GasLog’s wholly owned fleet consisted of 10 LNG carriers, including eight newbuildings on order. Since its initial public offering, GasLog has increased by approximately 129% the total carrying capacity of vessels in its fleet, which includes vessels on the water and newbuildings on order. As of June 22, 2015, GasLog had a wholly owned 22 ship fleet, including 14 ships on the water and eight LNG carriers on order from Samsung and Hyundai. See “—Our Fleet” and “—Additional Vessels”.

Our Fleet

Owned Fleet

The following table presents information about our fleet as of June 22, 2015:

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer(1)	Propulsion	Charter Expiration	Optional Period
1	GasLog Shanghai	2013	155,000	BG Group	TFDE	May 2018(4)	2021-2026(2)
2	GasLog Santiago	2013	155,000	BG Group	TFDE	July 2018(4)	2021-2026(2)
3	GasLog Sydney	2013	155,000	BG Group	TFDE	September 2018(4)	2021-2026(2)
4	Methane Rita Andrea	2006	145,000	BG Group	Steam	April 2020	2023-2025(3)
5	Methane Jane Elizabeth	2006	145,000	BG Group	Steam	October 2019	2022-2024(3)

(1)	Vessels are chartered to Methane Services, a subsidiary of BG Group.

(2)

The charters may be extended for up to two extension periods of three or four years at the charterer’s option, and each charter requires that the charterer provide us with 90 days’ notice before the charter expiration of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(3)

Charterer may extend either or both of these charters for one extension period of three or five years, and each charter requires that the charterer provide us with advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(4)

Charter expiration was amended based on the agreement signed with Methane Services on April 21, 2015. With respect to the GasLog Sydney, whose charter was shortened by 8 months under such agreement, if Methane Services does not exercise the charter extension options referenced above, and GasLog Partners does not enter into a third-party charter for the GasLog Sydney, GasLog and GasLog Partners intend to enter into a bareboat or time charter arrangement that is designed to guarantee the total cash distribution from the vessel for any period of charter shortening. If Methane Services exercises the options to charter six additional vessels from GasLog, the three charters of the GasLog Shanghai, GasLog Santiago and GasLog Sydney would be further adjusted by a potential shortening of a maximum 31 months in total. If Methane Services exercises the options to charter six additional vessels from GasLog and does not exercise the charter extension options referenced above for these three vessels, and GasLog Partners does not enter into a third-party charter for the GasLog Shanghai, GasLog Santiago or GasLog Sydney, GasLog and GasLog Partners intend to enter into a bareboat arrangement. However, if they are unable to agree on such bareboat arrangement, GasLog will enter into a time charter with GasLog Partners on equivalent terms to the existing Methane Services time charters for any period of charter shortening.

Pending Vessel Acquisition

On June 22, 2015, we entered into a share purchase agreement to purchase from GasLog Carriers, a direct subsidiary of GasLog, 100% of the ownership interests in GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd., the entities that own the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally, respectively, for an aggregate purchase price of $483.0 million, which will be partially funded with the proceeds of this offering. We expect to close this acquisition in early July following the return from drydocking of the Methane Alison Victoria. GasLog purchased the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally from BG Group in June 2014. In connection with the transaction, the Partnership will acquire GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd. with $3.0 million of positive net working capital existing at the time of closing. GasLog supervised the construction of each ship and has provided technical management for the ships since delivery. We refer to this transaction as the “Pending Vessel Acquisition”. In connection with the Pending Vessel

Acquisition, GasLog will notify lenders under the Citibank Facility, which relates to the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally and we and GasLog Partners Holdings LLC will enter into a guarantee agreement with the lenders.

The entities being purchased pursuant to the Pending Vessel Acquisition currently have $325.50 million of outstanding indebtedness in respect of the three vessels to be acquired. In connection with the Pending Vessel Acquisition, we expect to pay $157.50 million of the net proceeds (after deducting underwriting discounts and estimated expenses and including amounts payable by the general partner to retain its 2.0% interest in us) of this offering—the difference between the $483.0 million aggregate purchase price of the Pending Vessel Acquisition and the $325.50 million of outstanding indebtedness under the Citibank Facility that we expect to assume—to GasLog Carriers, a direct subsidiary of GasLog. We expect to repay $20.0 million of outstanding indebtedness under the Citibank Facility with approximately $1.72 million cash on hand and the remaining $18.28 million with proceeds of this offering (including $3.66 million from the sale of general partner units to our general partner to maintain its 2.0% interest in us). If the underwriters exercise in full their option to acquire additional common units, we expect to use approximately $25.93 million of the additional net proceeds to repay indebtedness outstanding under the Sponsor Credit Facility.

The following table provides information about the ships to be purchased under the Pending Vessel Acquisition:

LNG Carrier	Year Built	Cargo Capacity (cbm)	Charterer(1)	Propulsion	Charter Expiration	Optional Period(2)
Methane Alison Victoria	2007	145,000	BG Group	Steam	December 2019	2022-2024
Methane Shirley Elisabeth	2007	145,000	BG Group	Steam	June 2020	2023-2025
Methane Heather Sally	2007	145,000	BG Group	Steam	December 2020	2023-2025

(1)	Vessels are chartered to Methane Services, a subsidiary of BG Group.

(2)

Charterer may extend the term of two of the related charters for one extension period of three or five years, and each charter requires that the charterer provide us with advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

The Pending Vessel Acquisition and the purchase price were approved by our board of directors and the conflicts committee of our board of directors, or the “conflicts committee”. The conflicts committee retained an independent financial advisor to assist it in evaluating the Pending Vessel Acquisition. In determining that the Pending Vessel Acquisition is fair and reasonable to us and in our best interests, the conflicts committee engaged and obtained the views of a financial advisor with expertise in the LNG shipping market, as to the fairness of the purchase price. The financial advisor of the conflicts committee advised the conflicts committee regarding the fair value of the vessels and the conflicts committee reviewed and discussed the potential terms of the Pending Vessel Acquisition with its financial advisor. In addition, the conflicts committee considered various other factors, including the views of Partnership’s management, the age, charterer, daily charter rates of each vessel, the possible risks and uncertainties related to the transaction and the possibility of rejecting the transaction and pursuing other alternatives. The conflicts committee ultimately determined the entry into and consummation of the Pending Vessel Acquisition was in the best interests of the Partnership.

We have agreed to the Pending Vessel Acquisition for the following reasons:

•	the long-term, fixed-rate charters with Methane Services, a subsidiary of BG Group, fit our objective of generating stable cash flows;

•	the Pending Vessel Acquisition will increase the scale and diversity of our operations;

•	the Pending Vessel Acquisition is expected to increase our financial strength and flexibility by increasing our cash flow;

•

the Pending Vessel Acquisition and purchase price we have agreed to pay has been determined by our independent conflicts committee, after considering, among other factors, the analyses prepared by the conflicts committee’s financial advisor, to be in our best interests; and

•	the Pending Vessel Acquisition is expected to increase our cash available for distribution to our unitholders.

We estimate that the entities owning the vessels being acquired will generate approximately $352.9 million of incremental contracted revenue over their initial charter terms and add approximately $50.8 million of estimated EBITDA(1) for the first 12 months of operation following the completion of the Pending Vessel Acquisition. However, we may not realize that level of revenue or EBITDA from the acquisition of these entities owning the vessels.

If the Pending Vessel Acquisition is consummated, our management intends to recommend to our board of directors an increase in our quarterly cash distribution of between $0.465 and $0.478 (between $1.86 and $1.91 per unit on an annualized basis), which would become effective for our distribution with respect to the quarter ending September 30, 2015. Any such increase would be conditioned upon, among other things, the closing of the Pending Vessel Acquisition, the approval of such increase by our board of directors and the absence of any material adverse developments or potentially attractive opportunities that would make such an increase inadvisable.

(1)  Non-GAAP Financial Measures

EBITDA.

EBITDA is defined as earnings before interest income and expense, gain/loss on interest rate swaps, taxes, depreciation and amortization. EBITDA, which is a non-GAAP financial measure, is used as a supplemental financial measure by our management and external users of financial statements, such as investors, to assess our financial and operating performance. The Partnership believes that this non-GAAP financial measure assists our management and investors by increasing the comparability of our performance from period to period. The Partnership believes that including EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to continue to hold our common units. This increased comparability is achieved by excluding the potentially disparate effects between periods of interest, gains/losses on interest rate swaps, taxes, depreciation and amortization.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or as a substitute for, or superior to profit, profit from operations, earnings per unit or any other measure of financial performance presented in accordance with IFRS. Some of these limitations include the fact that it does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for our working capital needs and (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. It is not adjusted for all non-cash income or expense items that are reflected in our statement of cash flows and other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

For the entities owning the three LNG carriers we are purchasing, estimated EBITDA for the first twelve months of operation following the completion of the Pending Vessel Acquisition is based on the following assumptions:

•	closing of the Pending Vessel Acquisition in the third quarter of 2015 and timely receipt of charter hire specified in the charter contracts;

•	utilization of 363 days per year and no drydocking;

•	vessel operating and supervision costs and charter commissions per current internal estimates; and

•	general and administrative expenses based on management’s current internal estimates.

We consider the above assumptions to be reasonable as of the date of this prospectus, but if these assumptions prove to be incorrect, actual EBITDA for the entities owning the vessels could differ materially from our estimates. The prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants. Neither our independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained above, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, such prospective financial information.

Assuming the underwriters do not exercise their option to acquire additional common units, we intend to use the proceeds of this offering, and the related capital contribution to us by our general partner, to fund the purchase price for the Pending Vessel Acquisition and for the partial repayment of the Citibank Facility.

We expect the Pending Vessel Acquisition to close in early July shortly following the closing of this offering, subject to the satisfaction of certain other closing conditions. The Pending Vessel Acquisition may not close as anticipated or it may close with adjusted terms. This offering is not conditioned on the closing of the Pending Vessel Acquisition. If the Pending Vessel Acquisition does not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes. See “Risk Factors—Risks Relating to the Pending Vessel Acquisition—We cannot assure you that we will complete the Pending Vessel Acquisition, in which case we may use the net proceeds of this offering for general partnership purposes.”

The Pending Vessel Acquisition will be accounted for as a reorganization of companies under common control. Beginning with the first quarter following the completion of the Pending Vessel Acquisition, the Partnership’s historical results will be retroactively restated to reflect the historical results of the entities that own the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally during the periods they were owned by GasLog.

Additional Vessels

Existing Vessel Interests Purchase Options

We currently have the option to purchase the GasLog Seattle, the Solaris, Hull Nos. 2072, 2073, 2102 and 2103 from GasLog within 36 months after each such vessel’s acceptance by its charterer. We have the option to purchase the Methane Lydon Volney, the Methane Shirley Elisabeth, the Methane Heather Sally and the Methane Alison Victoria that GasLog acquired from BG Group during the second quarter of 2014, 36 months after the closing of the IPO, which occurred on May 12, 2014. We have the option to purchase the Methane Becki Anne and the Methane Julia Louise, 36 months after the completion of their acquisition by GasLog, which occurred on March 31, 2015. In each case, our option to purchase is at fair market value as determined pursuant to the omnibus agreement. See “Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement—Noncompetition” of our Annual Report on Form 20-F for additional information on the LNG carrier purchase options.

Vessel Name		Year Built(1)	Cargo Capacity (cbm)	Propulsion	Charterer(2)	Charter Expiration(3)
1	GasLog Seattle	2013	155,000	TFDE	Shell	December 2020
2	Solaris	2014	155,000	TFDE	Shell	June 2021
3	Hull No. 2072	Q1 2016	174,000	TFDE	BG Group	2026
4	Hull No. 2073	Q2 2016	174,000	TFDE	BG Group	2026
5	Hull No. 2102	Q3 2016	174,000	TFDE	BG Group	2023
6	Hull No. 2103	Q4 2016	174,000	TFDE	BG Group	2023
7	Methane Lydon Volney	2006	145,000	Steam	BG Group	October 2020
8	Methane Shirley Elisabeth(4)	2007	145,000	Steam	BG Group	June 2020
9	Methane Heather Sally(4)	2007	145,000	Steam	BG Group	December 2020
10	Methane Alison Victoria(4)	2007	145,000	Steam	BG Group	December 2019
11	Methane Becki Anne	2010	170,000	TFDE	BG Group	March 2024
12	Methane Julia Louise	2010	170,000	TFDE	BG Group	March 2026

(1)	For newbuildings, expected delivery quarters are presented.

(2)	Vessels are chartered to Methane Services, a subsidiary of BG Group, or to a subsidiary of Shell, as applicable.

(3)

Indicates the expiration of the initial term. The charterer of the Methane Lydon Volney has a unilateral option to extend the term for a period of either three or five years at its election. In addition, the charterer of the Methane Shirley Elisabeth, the Methane Heather Sally and the Methane Alison Victoria has a unilateral option to extend the term of two of the related time charters for a period of either three or five years at its election. The charterer of the Methane Becki Anne and the Methane Julia Louise has a unilateral option to extend the term of the charter for a period of either three or five years at its election. For the other vessels in the above table, the charterers have unilateral options to extend the term of the time charters for periods ranging from 5 to 10 years, provided that the charterer provides us with advance notice of declaration of any option in accordance with the terms of the applicable charter.

(4)	Vessels to be acquired pursuant to the Pending Vessel Acquisition. See “—Pending Vessel Acquisition”.

Five-Year Vessel Business Opportunities

In addition to the LNG carriers described in the preceding paragraph, we intend to leverage our relationship with GasLog to make accretive acquisitions of LNG carriers with long-term charters from GasLog and third parties to increase our distributions per unit. Pursuant to the omnibus agreement, GasLog will be required to offer to us for purchase any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in oceangoing LNG transportation that GasLog owns or acquires if charters are secured with committed terms of five full years or more. Except as discussed elsewhere in this prospectus, this right will continue throughout the entire term of the omnibus agreement.

On April 21, 2015, GasLog signed an agreement with Methane Services, a subsidiary of BG Group for the following vessels to be chartered upon delivery in 2017 for average initial terms of approximately 9.5 years under the agreement. As described above, within 30 days of the commencement of each charter, GasLog will be required to offer us an opportunity to purchase each vessel at fair market value as determined under the omnibus agreement.

Vessel Name		Year Built(1)	Cargo Capacity (cbm)	Propulsion(2)	Charterer(3)	Estimated Charter Expiration(4)
1	Hull No. 2130	Q3 2017	174,000	LP-2S	BG Group	2027
2	Hull No. 2800	Q3 2017	174,000	LP-2S	BG Group	2028
3	Hull No. 2801	Q4 2017	174,000	LP-2S	BG Group	2029

(1)	Expected delivery quarters are presented.

(2)	References to “LP-2S” refer to dual-fuel two-stroke engine propulsion.

(3)	Vessels are chartered to Methane Services, a subsidiary of BG Group.

(4)	Charter expiration to be determined based upon actual date of delivery.

GasLog has the following 7 additional carriers in its fleet, which it will be required to offer to us for purchase at fair market value as determined pursuant to the omnibus agreement if charters are secured with committed terms of five full years or more:

Vessel Name		Year Built(1)	Cargo Capacity (cbm)	Propulsion(2)	Charterer(3)	Charter Expiration
1	GasLog Savannah	2010	155,000	TFDE	BG Group	September 2015(4)
2	GasLog Singapore	2010	155,000	TFDE	BG Group	September 2016(4)
3	GasLog Skagen	2013	155,000	TFDE	BG Group	April 2021(5)
4	GasLog Chelsea	2010	153,600	TFDE	Spot Market	N/A
5	GasLog Saratoga	2014	155,000	TFDE	Spot Market	N/A
6	GasLog Salem	2015	155,000	TFDE	Spot Market	N/A
7	Hull No. 2131	Q4 2017	174,000	LP-2S	N/A	N/A

(1)	For newbuildings, expected delivery quarters are presented.

(2)	References to “LP-2S” refer to dual-fuel two-stroke engine propulsion.

(3)	Vessels are chartered to Methane Services, a subsidiary of BG Group, or to a spot market counterparty, as indicated.

(4)

Indicates the expiration of the initial term. The charterers have unilateral options to extend the term of the time charters for periods ranging from 30 to 90 months, provided that the charterer provides GasLog with advance notice of declaration of any option in accordance with the terms of the applicable charter.

(5)

Time charter provides for full employment for three years and a subsequent five year seasonal charter under which the ship is employed for seven months and available to accept other charters for five months.

Rights of First Offer

In addition, under the omnibus agreement, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any LNG carriers with cargo capacities greater than 75,000 cbm engaged in oceangoing LNG transportation under a charter of five full years or more that GasLog owns, as discussed elsewhere in this prospectus supplement.

Vessel Acquisition Considerations

Other than those vessels described in the Pending Vessel Acquisition, we are not obligated to purchase any of the vessels from GasLog described in the previous sections and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. As of the date of this prospectus supplement, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog will be obligated to use reasonable efforts to obtain any such consents. We cannot assure you that in any particular case the necessary consent will be obtained. See “Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business” of our Annual Report on Form 20-F for a discussion of the risks we face in acquiring vessels. See also “Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement” of our Annual Report on Form 20-F.

Our Relationship with GasLog Ltd.

We believe that one of our principal strengths is our relationship with GasLog. We believe our relationship with GasLog gives us access to GasLog’s relationships with leading energy companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers. As of June 22, 2015, GasLog has a fully owned 22 ship fleet, including 14 ships on the water and eight LNG carriers on order from Samsung and Hyundai, as well as limited partnership units representing a 40.53% limited partner interest and a 2.0% general partnership interest in the Partnership (before giving effect to this offering). GasLog was incorporated in 2003 and is effectively controlled by its chairman, Peter G. Livanos, who beneficially owns approximately 39.7% of GasLog’s common shares. Mr. Livanos’ family’s shipping activities commenced more than 100 years ago. Since its initial public offering in April 2012, GasLog has increased by approximately 129% the total carrying capacity of vessels in its fleet, which includes vessels on the water and newbuildings on order. In addition, GasLog, through its wholly owned subsidiary GasLog LNG Services, provides ship management services to the LNG carriers in our fleet and, subject to any alternative arrangements with the applicable charterer, additional ships we may acquire from GasLog. GasLog will also provide certain administrative and commercial management services to the Partnership. There are also risks associated with GasLog that may affect us. See “Risk Factors Risks—Related to GasLog”.

Upon completion of this offering, GasLog will own our 2.0% general partner interest, all of our incentive distribution rights, 162,358 common units and all of our subordinated units. Our general partner, by virtue of its general partner interest, controls the appointment of four of our seven directors (subject to its right to transfer the power to elect one director to the common unitholders so that they will thereafter elect a majority of our directors). GasLog intends to utilize us as its primary growth vehicle to pursue the acquisition of LNG carriers that are expected to generate long-term, stable cash flows.

Business Opportunities

With the global demand for natural gas increasing and LNG’s share of the international natural gas trade expanding within the sector, we believe that this is a favorable time to continue to grow the Partnership through the addition of modern vessels. We believe the following attributes of the LNG industry create an attractive environment in which to expand our business:

•

Natural gas and LNG are strong and growing components of global energy supply. Natural gas accounted for 24% of the world’s energy consumption in 2014. Over the last two decades, natural gas has been one of the world’s fastest increasing energy sources, growing at approximately twice the rate of oil consumption over the same period. We believe LNG, which accounted for 33% of overall cross-border trade of natural gas in 2014, will continue to increase its share at least over the next several years. Because of the cost and environmental advantages of natural gas relative to other energy sources, together with the increased availability of natural gas supply, we believe that demand for natural gas and LNG in particular will continue to grow in the future.

•

The demand for LNG shipping is expected to grow. The seaborne trade of natural gas in the form of LNG grew 1.0% in 2013 and 2.0% in 2014. In 2015 and beyond, significant LNG production growth is expected. In total, over 135 million tons per annum (“mtpa”) of new LNG capacity is currently under construction. Approximately 115 mtpa of this capacity is expected to be located in Australia and the United States. We believe this LNG production growth will drive significant demand for vessels in the coming years. The United States in particular could drive a high level of vessel demand due to long distances between the U.S. Gulf Coast and Far Eastern LNG markets.

•

High barriers to entry should restrict the supply of new LNG carriers. Management estimates the existing order book of LNG carriers represents 37% of the LNG fleet. Fleet growth was relatively limited in 2013 but increased in 2014. Fleet growth is expected to stay at similar levels to 2014 in both 2015 and 2016. However, new vessel ordering levels have reduced significantly in 2015, with only 11 LNG carriers ordered to date, compared with 66 in full year 2014. We believe that significant barriers to entry exist in the LNG shipping sector due to the large capital requirements, the limited availability of financing, the limited availability of qualified ship personnel and the need for a high degree of technical management capabilities. The industry also serves a demanding customer base that requires the highest quality operating standards. Finally, we believe the limited construction capacity at high-quality shipyards and the long lead-time required for the construction of LNG carriers should also restrict the supply of new LNG carriers in the near-term.

•

Stringent customer certification standards favor experienced, high-quality operators. Energy companies have established high operational, safety and financial standards that independent owners of LNG carriers generally must meet in order to qualify for employment in their programs. We believe our relationship with GasLog, which has managed LNG carriers for BG Group for over 13 years and had its technical management operations vetted by other major energy companies will enhance our ability to compete for new customers and charters relative to less qualified and less experienced ship owners and operators.

•

Increasing ownership of the global LNG carrier fleet by independent owners. Management estimates that independent owners have increased their share of the global LNG carrier fleet from approximately 17% at the start of 2004 to approximately 40% at the start of 2015. Orders by independent owners represent 36% of the vessels in the current global order book. We believe private and state-owned energy companies will continue to seek high-quality independent owners for their growing LNG shipping requirements in the future, driven in part by large capital requirements and a recognition that owning and operating LNG ships are outside of their core areas of expertise.

Competitive Strengths

We believe that our future business prospects are well supported by the following factors:

•

Significant built-in growth opportunities. Including the Pending Vessel Acquisition, we have the option to purchase from GasLog 8 vessels on the water and 4 additional LNG carriers expected to be delivered to GasLog by the fourth quarter of 2016 that are or will be subject to long-term charters. GasLog will also be required to offer to us for purchase at fair market value (as determined pursuant to the omnibus agreement) any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in oceangoing LNG transportation that GasLog owns or acquires if they are placed under charters of five full years or more, including the three newbuilding vessels to be chartered by Methane Services upon delivery pursuant to the agreement entered into with Methane Services, a subsidiary of BG Group, in April 2015. We believe these acquisition opportunities, as well as other future acquisition opportunities from GasLog or third parties, will facilitate the growth of our distributions per unit.

•

Enhanced growth opportunities through our relationship with GasLog, an established owner, operator and manager of LNG carriers. We believe our relationship with GasLog will provide us with many benefits that we believe will drive growth in our distributions per unit. We believe charterers award new business to established participants in the LNG carriers market because of their demonstrated technical, commercial and managerial expertise. GasLog is an experienced operator with in-house technical management, GasLog LNG Services, which provides a highly competent technical and operational platform to GasLog’s owned and managed vessels. We believe that GasLog LNG Services’ 13-year history of providing management services to BG Group has enabled GasLog to develop a track record and reputation for providing highly competent, safe and reliable operations. We believe this track record and reputation will continue to enable GasLog to attract additional long-term charters for LNG carriers. Further, we believe GasLog’s strong relationships with customers, shipyards and established financing providers, and its large pool of experienced and qualified global seafarers, enhance its operational and financial efficiency.

•

Predictable cash flow profile through charter contracts with leading energy companies. Our fleet operates under charters with initial terms that expire in 2018, 2019 or 2020, and the other 12 LNG carriers for which we have options to purchase from GasLog have charter durations ranging from 3.5 to ten years with Methane Services, a subsidiary of BG Group and Shell. The charters on three of our vessels contain hire rate provisions that provide for an automatic periodic adjustment, which is designed to reflect the actual costs of operating the ship and related expenses, although existing charters on certain of the vessels subject to the purchase options do not have similar provisions. We believe that such provisions can reduce our potential exposure to foreign exchange rates and operating costs and expenses. By contracting with affiliates of BG Group and Shell, companies that we consider to be strong credit counterparties, we believe that we have minimized our counterparty risk. Our current charters do not provide the charterers with options to purchase our ships during or upon expiration of the charter term.

•

Newly constructed and high specification LNG carriers. Our fleet will continue to be among the youngest of any LNG shipping operator. The 145,000 and 155,000 cbm size of each of our fleet vessels and the vessels to be acquired pursuant to the Pending Vessel Acquisition are compatible with most of the existing LNG terminals around the globe. Our fleet and eight of the 12 additional vessels that we will have the option to purchase from GasLog are, or when delivered will be, high-specification LNG carriers equipped with modern steam-powered or tri-fuel diesel electric propulsion technology.

We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, see “Risk Factors” beginning on page S-20 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F.

Business Strategies

Our primary business objective is to grow our business profitably and increase quarterly distributions per unit over time by executing the following strategies:

•

Pursue strategic and accretive acquisitions of LNG carriers on long-term, fixed-rate charters. We will seek to leverage our relationship with GasLog to make strategic acquisitions that are accretive to our distributions per unit. Under the omnibus agreement we have the option to purchase 12 additional LNG carriers, delivered or expected to be delivered to GasLog by 2016, including the vessels to be acquired pursuant to the Pending Vessel Acquisition, each of which has been or will be under long-term charter upon its delivery. Additionally, during the term of the omnibus agreement, we will have the right to purchase from GasLog any newbuilding LNG carrier or existing LNG carrier in the GasLog fleet, in either case with a cargo capacity greater than 75,000 cbm engaged in oceangoing LNG transportation that enters into a long-term charter agreement of five full years or more.

•

Capitalize on expected long-term growth in global demand for LNG shipping. Natural gas is one of the fastest growing primary energy sources globally. Moreover, between 1990 and 2014, the volume of LNG traded increased at a rate almost 8%, more than three times the increase in the rate of consumption of natural gas during that period. Although seaborne LNG trade growth was minimal in 2013 and 2014, 1.0% and 2.0%, respectively, we believe the global demand for LNG shipping will continue to increase, due to the over 135 mtpa of LNG production capacity under construction and significantly more planned. As we acquire additional LNG carriers from GasLog over the next few years, our expanded fleet will help position us financially to meet the growing demand for LNG shipping. We believe our relationship with GasLog and its industry reputation and relationships position us well to further expand our owned fleet to the extent that such additional capacity is accretive to returns.

•

Manage our fleet and deepen our customer relationships to provide a stable base of cash flows and superior operating performance. Through our relationship with GasLog, we intend to maintain and grow our cash flows by focusing on strong customer relationships and actively seeking the extension and renewal of existing charters in addition to new opportunities to serve our customers. GasLog charters its current fleet to affiliates of BG Group and Shell. Shell and BG Group agreed that, subject to the satisfaction of certain conditions, Shell would acquire the entire issued and to be issued share capital of BG Group. GasLog does not, however, have exclusive agreements in place with either BG Group or Shell that require BG Group or Shell to charter additional current or future unchartered vessels from GasLog. We believe that GasLog will be able to maintain and develop customer relationships beyond its current customer base in order to support its growth programs and capitalize on attractive opportunities. We believe the close relationships that GasLog has with BG Group and Shell will provide attractive opportunities to participate in the expected long-term growth of the LNG trade. We will continue to incorporate safety, health, security and environmental stewardship into all aspects of vessel design and operation in order to satisfy our customers and comply with national and international rules and regulations.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, see “Risk Factors” beginning on page S-20 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F.

Corporate Information

Our registered and principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco, and our phone number is + 377 97 97 51 15. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website at www.gaslogmlp.com as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. See “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer

Organizational and Ownership Structure

At the closing of this offering, we will receive $3.66 million from our general partner for 153,061 general partner units to allow it to maintain its 2.0% general partner interest in us (or $4.21 million for 176,020 general partner units if the underwriters exercise in full their option to purchase additional common units). The sale of general partner units is not part of this offering. The following table and diagram depict our simplified organizational and ownership structure after giving effect to the offering, the sale of general partner units and the Pending Vessel Acquisition, assuming no exercise of the underwriters’ option to purchase additional common units:

	Number of Units	Percentage Ownership
Public Common Units(1)	21,660,000	67.08%
Common Units held by GasLog Ltd.(1)	162,358	0.50%
Subordinated Units held by GasLog Ltd.	9,822,358	30.42%
General Partner Units	645,811	2.0%

	32,290,527	100%

(1)	If the underwriters’ option is exercised in full, then GasLog would own common units representing a 0.49% ownership interest in us and the public would own common units representing a 68.14% ownership interest in us.

GasLog Ltd.
(NYSE: GLOG)
162,358 Common Units
9,822,358 Subordinated Units
Incentive Distribution Rights
100% Membership Interest
30.92% Limited Partner Interest
GasLog Partners GP LLC
645,811 General Partner Units
Public Unitholders
21,660,000 Common Units
2.0% General Partner Interest
67.08% Limited Partner Interest
GasLog Partners LP
(NYSE: GLOP)
(the Partnership)
(the Issuer)
100% Interest
GasLog Partners Holdings LLC
100% Interest
100% Interest
GAS-three Ltd. (GasLog Shanghai)
100% Interest
GAS-four Ltd. (GasLog Santiago)
100% Interest
GAS-five Ltd. (GasLog Sydney)
100% Interest
GAS-sixteen Ltd. (Methane Rita Andrea)
100% Interest
GAS-seventeen Ltd. (Methane Jane Elizabeth)
100% Interest
GAS-nineteen Ltd. (Methane Alison Victoria)
100% Interest
GAS-twenty Ltd. (Methane Shirley Elisabeth)
100% Interest
GAS-twentyone Ltd. (Methane Heather Sally)

The Offering

Common units offered to the public	7,500,000 common units.
8,625,000 common units if the underwriters exercise in full their option to purchase additional common units.
Common units and subordinated units outstanding after this offering	21,822,358 common units and 9,822,358 subordinated units, representing a 67.58% and 30.42% interest in us, respectively.

22,947,358 common units and 9,822,358 subordinated units, representing a 68.63% and 29.37% interest in us, respectively, if the underwriters exercise in full their option to purchase additional common units.

General partner units

At the closing of this offering, we will receive $3.66 million from our general partner for 153,061 general partner units to allow it to maintain its 2.0% general partner interest in us (or $4.21 million for 176,020 general partner units if the underwriters exercise in full their option to purchase additional common units). The sale of general partner units is not part of this offering.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable to us, will be approximately $175.78 million from the sale of common units offered by this prospectus supplement (including $3.66 million from the sale of general partner units to our general partner to maintain its 2.0% interest in us) ($202.26 million if the underwriters exercise their option to purchase additional common units in full which includes an additional $4.21 million from our general partner’s related capital contribution). In connection with the Pending Vessel Acquisition, we expect to pay $157.50 million of the net proceeds (after deducting underwriting discounts and estimated expenses and including amounts payable by the general partner to retain its 2.0% interest in us) of this offering—the difference between the $483.0 million aggregate purchase price of the Pending Vessel Acquisition and the $325.50 million of outstanding indebtedness under the Citibank Facility that we expect to assume—to GasLog Carriers, a direct subsidiary of GasLog. We expect to repay $20.0 million of outstanding indebtedness under the Citibank Facility with approximately $1.72 million cash on hand and the remaining $18.28 million with proceeds of this offering (including $3.66 million from the sale of general partner units to our general partner to maintain its 2.0% interest in us). In the event that the Pending Vessel Acquisition is not consummated, the net proceeds from this offering will be used for general partnership purposes. If the underwriters exercise in full their option to acquire additional common units we expect to use approximately $25.93 million of the additional net proceeds to repay indebtedness outstanding under the Sponsor Credit Facility.
U.S. federal income tax considerations

Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2018, the distributions you receive, on a cumulative basis, will constitute dividends for U.S. federal income tax purposes will be approximately 78.0% of the total cash distributions you receive during that period. Please see “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions” for the basis of this estimate. Please also see “Risk Factors—Tax Risks” in our Annual Report on Form 20-F for a discussion relating to the taxation of dividends. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, see “Material U.S. Federal Income Tax Considerations”.

Non-U.S. tax considerations

We have been organized under the laws of the Republic of the Marshall Islands. Our vessel-owning subsidiaries have been organized under the laws of Bermuda and we, GasLog LNG Services and our general partner are expected to be treated as managed and controlled in Monaco. For a discussion of material Marshall Islands income tax considerations that may be relevant to prospective unitholders and for a discussion of the risk that unitholders may assume and for the activities we undertake in various jurisdictions for taxation purposes, see “Non-United States Tax Considerations” and “Risk Factors—Tax Risks” starting on page 37 of our Annual Report on Form 20-F.

Exchange listing	Our common units are listed on the New York Stock Exchange under the symbol “GLOP”.

Summary Financial and Operating Data

The following table presents, in each case for the periods and as of the dates indicated, summary historical financial and operating data. Our historical combined and consolidated financial statements were prepared on the basis that the acquisition of our fleet constituted a reorganization of companies under common control. The summary historical financial data as of December 31, 2013 and 2014 and for each of the years in the three-year period ended December 31, 2014 has been derived from the audited combined and consolidated financial statements of GasLog Partners LP included in “Item 18. Financial Statements” of our Annual Report on Form 20-F. The historical financial data as of December 31, 2012 is a summary of and is derived from our audited combined and consolidated financial statements included in our registration statement on Form F-1 filed with the SEC on August 14, 2014. The summary historical financial data as of March 31, 2015 and for the three-month periods ended March 31, 2014 and 2015 has been derived from the interim unaudited condensed combined and consolidated financial statements of GasLog Partners LP included in Exhibit 99.2 of Report on Form 6-K furnished to the SEC on April 30, 2015 and incorporated by reference into this prospectus. The annual financial statements have been prepared in accordance with International Financial Reporting Standards, or “IFRS”, as issued by the International Accounting Standards Board, or the “IASB”. The interim financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the IASB.

The Pending Vessel Acquisition will be accounted for as a reorganization of companies under common control. Beginning with the first quarter following the completion of the Pending Vessel Acquisition, the Partnership’s historical results will be retroactively restated to reflect the historical results of the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally during the periods they were owned by GasLog.

The summary unaudited pro forma financial and operating data of the Partnership as of March 31, 2015, for the three months ended March 31, 2015 and for the year ended December 31, 2014 have been derived from our unaudited pro forma financial information which is included in our Form 6-K filed on June 22, 2015 and incorporated by reference into this prospectus. The summary unaudited pro forma financial information gives pro forma effect to the Pending Vessel Acquisition but not the offering made hereby or any use of proceeds to repay debt. The unaudited pro forma statement of financial position data assume that the Pending Vessel Acquisition occurred as of March 31, 2015. The unaudited pro forma statements of profit or loss data assume the Pending Vessel Acquisition occurred as of April 4, 2014 (date of entities’ inception).

Prior to the closing of our IPO, we did not own any vessels. The presentation assumes that our business was operated as a separate entity prior to its inception. The transfer of the three initial vessels from GasLog to the Partnership at the time of our IPO and the transfer of the two vessels from GasLog to the Partnership in September 2014 were each accounted for as a reorganization of entities under common control. The annual combined and consolidated financial statements and the interim unaudited condensed combined and consolidated financial statements include the accounts of the Partnership and its subsidiaries assuming that they are consolidated from the date of their incorporation by GasLog as they were under the common control of GasLog. All significant intra-group transactions and balances are eliminated. For the periods prior to the closing of our IPO, our financial position, results of operations and cash flows reflected in our financial statements include all expenses allocable to our business, but may not be indicative of those that would have been incurred had we operated as a separate public entity for all years presented or of future results.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F and the interim unaudited condensed combined and consolidated financial statements of GasLog Partners included in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on April 30, 2015. You should also read “Item 5. Operating and Financial Review and Prospects” of our Annual Report on Form 20-F and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on April 30, 2015.

	Historical					Pro Forma
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31,	Three Months Ended March 31,
	2012	2013	2014	2014	2015	2014	2015
	(dollars in thousands)
Statement of Profit or Loss:
Revenues	$—	$64,143	$119,041	$20,743	$32,578	$158,170	$48,234
Vessel operating costs	—	(13,097)	(23,938)	(3,937)	(6,917)	(32,780)	(11,655)
Depreciation	—	(12,238)	(24,639)	(3,961)	(6,832)	(33,931)	(11,066)
General and administrative expenses	(30)	(1,525)	(5,764)	(593)	(1,991)	(7,349)	(2,662)

(Loss)/profit from operations	(30)	37,283	64,700	12,252	16,838	84,110	22,851

Financial costs	(1)	(12,133)	(27,486)	(3,847)	(3,950)	(33,393)	(6,611)
Financial income	110	32	33	4	9	40	10
(Loss)/gain on interest rate swaps	(940)	1,036	(8,078)	(618)	—	(8,078)	—

Total other expense	(831)	(11,065)	(35,531)	(4,461)	(3,941)	(41,431)	(6,601)

(Loss)/profit for the year/period	$(861)	$26,218	$29,169	$7,791	$12,897	$42,679	$16,250

(Loss)/profit attributable to GasLog’s operations	$(861)	$26,218	$14,625	$7,791	$—	$14,625	$—
Partnership’s profit	$—	$—	$14,544	$—	$12,897	$28,054	$16,250

Earnings per unit, Basic and Diluted:(1)
Common unit	—	—	$0.75	—	$0.67	$1.36	$0.59
Subordinated unit	—	—	$0.56	—	$0.31	$1.05	$0.59
General partner unit	—	—	$0.66	—	$0.52	$1.28	$0.66

	Historical				Pro Forma
	As of December 31,			As of March 31,	As of March 31,
	2012	2013	2014	2015	2015
	(dollars in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$2	$14,404	$27,188	$42,559	$42,806
Short-term investments	—	—	17,700	4,000	4,000
Vessels	—	562,531	851,286	844,454	1,303,337
Vessels under construction	118,482	—	—	—	—
Total assets	128,765	581,770	901,220	895,768	1,387,908
Loans—current portion	—	22,075	21,000	20,997	20,997
Loans—non-current portion	—	363,917	452,076	446,791	770,583
Total equity	106,629	156,169	408,141	410,321	402,778

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(dollars in thousands)
Cash Flow Data:
Net cash (used in)/from operating activities	$(110)	$32,159	$78,276	$2,904	$18,325
Net cash from/(used in) investing activities	110	(454,263)	(334,121)	1,365	13,702
Net cash from/(used in) financing activities	—	436,506	268,629	(6,077)	(16,656)

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(dollars in thousands)
Fleet Data:
Number of LNG carriers at end of period	—	3	5	3	5
Average number of LNG carriers during period	—	2.3	4.5	3	5
Average age of LNG carriers (years)	—	0.76	4.5	3.8	4.8
Total calendar days for fleet	—	833	1,627	270	450
Total operating days for fleet(2)	—	833	1,627	270	450

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(dollars in thousands)
Other Financial Data:
EBITDA(3)	$(30)	$49,521	$89,339	$16,213	$23,670
Adjusted EBITDA(3)	(42)	49,559	89,219	16,278	23,599
Capital expenditures:
Payment for vessels and vessels under construction	—	452,792	317,951	141	11
Distributable cash flow(3)	N/A	N/A	27,118	N/A	14,187
Cash distributions declared	N/A	9,800	13,369(4)	N/A	10,717(5)

(1)

On May 12, 2014, the Partnership completed its IPO and issued 9,822,358 common units, 9,822,358 subordinated units and 400,913 general partner units. In addition, on September 29, 2014, the Partnership completed a follow-on public offering of 4,500,000 common units. In connection with the offering, the Partnership issued 91,837 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. Earnings per unit is presented for the period in which the units were outstanding.

(2)

The operating days for our fleet is the total number of days in a given period that the vessels were in our possession less the total number of days off-hire. We define days off-hire as days lost to, among other things, operational deficiencies, drydocking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crew strikes, certain vessel detentions or similar problems, our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or periods of commercial waiting time during which we do not earn charter hire.

(3)	Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest income and expense, gain/loss on interest rate swaps, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange losses/gains. EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are used as supplemental financial measures by management and external users of financial statements, such as investors, to assess our financial and operating performance. The Partnership believes that these non-GAAP financial measures assist our management and investors by increasing the comparability of our performance from period to period. The Partnership believes that including EBITDA and Adjusted EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to continue to hold our common units. This increased comparability is achieved by excluding the potentially disparate effects between periods of, in the case of EBITDA and Adjusted EBITDA, interest, gains/losses on interest rate swaps, taxes, depreciation and amortization, and in the case of Adjusted EBITDA, foreign exchange losses/gains.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or as substitutes for, or superior to, profit, profit from operations, earnings per unit or any other measure of financial performance presented in accordance with IFRS. Some of these limitations include the fact that they do not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for our working capital needs and (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. They are not adjusted for all non-cash income or expense items that are reflected in our statement of cash flows and other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA exclude some, but not all, items that affect profit/(loss) and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following tables reconcile EBITDA and Adjusted EBITDA to profit/(loss), the most directly comparable IFRS financial measure, for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(dollars in thousands)
Reconciliation to profit/(loss):
(Loss)/profit	$(861)	$26,218	$29,169	$7,791	$12,897
Financial income	(110)	(32)	(33)	(4)	(9)
Financial costs	1	12,133	27,486	3,847	3,950
Loss/(gain) on interest rate swaps	940	(1,036)	8,078	618	—
Depreciation	—	12,238	24,639	3,961	6,832

EBITDA	$(30)	$49,521	$89,339	$16,213	$23,670
Foreign exchange (gains)/losses	(12)	38	(120)	65	(71)

Adjusted EBITDA	$(42)	$49,559	$89,219	$16,278	$23,599

Distributable cash flow. Distributable cash flow means Adjusted EBITDA, as defined above, after considering cash interest expense for the period, including realized loss on interest rate swaps and excluding amortization of loan fees, estimated drydocking and replacement capital reserves established by the Partnership. Estimated drydocking and replacement capital reserves represent capital expenditures required to renew and maintain over the long-term the operating capacity of, or the revenue generated by our capital assets. Distributable cash flow, which is a non-GAAP financial measure, is a quantitative standard used by investors in publicly-traded partnerships to assess their ability to make quarterly cash distributions. Our calculation of Distributable cash flow may not be comparable to that reported by other companies.

Distributable cash flow has limitations as an analytical tool and should not be considered as an alternative to, or substitute for, or superior to, profit/(loss), profit/(loss) from operations, earnings per unit or any other measure of operating performance presented in accordance with IFRS.

The table below reconciles Distributable cash flow to Profit for the period attributable to the Partnership.

	Year ended December 31, 2014*	Three Months Ended March 31, 2015
	(in thousands of U.S. dollars) Amounts attributable to the Partnership
Partnership’s profit	$14,544	$12,897
Depreciation of fixed assets	13,352	6,832
Financial costs	15,206	3,950
Financial income	(23)	(9)
Loss on interest rate swaps	5,218	—

EBITDA	48,297	23,670

Foreign exchange gains	(141)	(71)

Adjusted EBITDA	48,156	23,599
Cash interest expense including realized loss on swaps and excluding amortization of loan fees	(9,912)	(3,573)
Drydocking capital reserve	(2,621)	(1,499)
Replacement capital reserve	(8,505)	(4,340)

Distributable cash flow	27,118	14,187
Other reserves**	(3,032)	(3,470)

Cash distributions declared***	$24,086	$10,717

*

Excludes amounts related to GAS-three Ltd., GAS-four Ltd. and GAS-five Ltd. earned prior to their transfer to the Partnership at the closing of the Partnership’s IPO on May 12, 2014 and the profits of GAS-sixteen Ltd. and GAS-seventeen Ltd. for the period prior to their transfer to the Partnership on September 29, 2014. While these amounts are reflected in the Partnership’s financial statements because the transfers to the Partnership reflect a reorganization of entities under common control, such amounts are not attributable to the Partnership’s operations.

**

Refers to reserves (other than the drydocking and replacement capital reserves) which have been established for the proper conduct of the business of the Partnership and its subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership and its subsidiaries).

***

For the year ended December 31, 2014, includes distributions of $13.37 million declared and paid in 2014, as well as a distribution of $10.72 million declared in January 2015 in respect of the fourth quarter of 2014. For the three months ended March 31, 2015, includes distributions of $10.72 million declared in April 2015 in respect of the first quarter of 2015.

(4)	Does not reflect a distribution of $10.72 million declared in January 2015 in respect of the fourth quarter of 2014.

(5)	Does not reflect a distribution of $10.72 million declared in April 2015 in respect of the first quarter of 2015.

RISK FACTORS

Any investment in our common units involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 5 of our Annual Report on Form 20-F, which was filed with the SEC on February 17, 2015 and incorporated herein by reference, before investing in our common units. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common units. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to the Pending Vessel Acquisition

We cannot assure you that we will complete the Pending Vessel Acquisition, in which case we may use the net proceeds of this offering for general partnership purposes.

We plan to use the net proceeds of this offering to fund a portion of the purchase price of the Pending Vessel Acquisition. We cannot assure you that the Pending Vessel Acquisition will close on our expected timeframe, or at all, or close without adjustment of material terms. If we cannot complete the purchase of any of the ships for any reason, we will have the discretion to apply the proceeds of this offering for general partnership purposes, including the acquisition of other ships. We will not escrow the net proceeds from this offering and will not return the net proceeds of this offering if we do not complete the Pending Vessel Acquisition. Any alternative use of proceeds may not generate as much cash flow as the ships to be acquired in the Pending Vessel Acquisition.

Risks Related to GasLog

We are subject to certain risks with respect to our relationship with GasLog, and failure of GasLog to comply with certain of its financial covenants under its debt instruments could, among other things, limit or prevent us from acquiring future vessels from GasLog, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of GasLog’s existing debt instruments impose operating and financial restrictions on GasLog, including financial maintenance covenants. GasLog’s ability to meet certain operating and financial restrictions in its existing debt instruments is dependent in part on the charter rates which it obtains for its vessels. The current market for spot/short-term charters of LNG carriers, and the charter rates available for those charters, are at historically low levels; despite this environment, GasLog has concluded or is in final discussions for certain charters in this market. Additionally, GasLog has recently entered into a few long-term charters at attractive rates and continues to actively seek charters on its open vessels in the long-term charter market. However, if GasLog should fail to enter into additional short-term or long-term charters or should fail to successfully take other steps which would reduce debt service requirements and/or improve EBITDA, it may be required to seek a waiver under its bank credit facilities. GasLog continuously monitors and manages its covenant compliance. Under GasLog’s credit facilities, as is typical with secured credit facilities generally, a default by the borrower permits the lenders to exercise remedies as secured creditors which, if such a default was to occur, could include foreclosing on GasLog vessels. Our future growth, which is expected to be based on the acquisition of vessels from GasLog, would also be adversely affected by such a default event if it was to occur. We are also dependent on GasLog for the provision of administrative, commercial and ship management services.

Additionally, any default by GasLog under its corporate guarantee would result in a default under the Citibank Facility related to the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally, which are the three vessels we are acquiring in the Pending Vessel Acquisition.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward- looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the “SEC”, other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results to differ include, but are not limited to:

•	continued low prices for crude oil and petroleum products;

•

general LNG and LNG shipping market conditions and trends, including spot and long-term charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping and technological advancements and opportunities for the profitable operations of LNG carriers;

•	future supply of, and demand for, natural gas;

•	our ability to leverage GasLog’s relationships and reputation in the shipping industry;

•	our ability to enter into time charters with our new and existing customers;

•	our contracted charter revenue;

•	changes in the ownership of our charterers;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•

our ability to purchase vessels from GasLog in the future, including the GasLog Seattle, the Solaris, the Methane Lydon Volney, the Methane Shirley Elisabeth, the Methane Heather Sally, the Methane Alison Victoria, the Methane Becki Anne, the Methane Julia Louise, Hull Nos. 2072, 2073, 2102 and 2103;

•	the ability to borrow under the sponsor credit facility;

•

our ability to complete obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectation relating to making cash distributions on the units, including any increases in cash distributions and our ability to make such distributions;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	acceptance of a vessel by its charterer;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	expiration dates and extensions of charters;

•	our fees and expenses payable under the amended ship management agreements, the administrative services agreement and the amended commercial management agreements;

•	the anticipated taxation of our partnership and distributions to our unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	GasLog’s ability to retain key employees and provide services to us;

•	future sales of our common units in the public market;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standards imposed by our charterers applicable to our business;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	our business strategy and other plans and objectives for future operations; and

•

other factors discussed in the “Risk Factors” section of this prospectus supplement and in the “Risk Factors” described in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on February 17, 2015, which is incorporated herein by reference.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable to us, will be approximately $175.78 million from the sale of common units offered by this prospectus supplement (including $3.66 million from the sale of general partner units to our general partner to maintain its 2.0% interest in us) ($202.26 million if the underwriters exercise their option to purchase additional common units in full which includes an additional $4.21 million from our general partner’s related capital contribution). In connection with the Pending Vessel Acquisition, we expect to pay $157.50 million of the net proceeds (after deducting underwriting discounts and estimated expenses and including amounts payable by the general partner to retain its 2.0% interest in us) of this offering—the difference between the $483.0 million aggregate purchase price of the Pending Vessel Acquisition and the $325.50 million of outstanding indebtedness under the Citibank Facility that we expect to assume—to GasLog Carriers, a direct subsidiary of GasLog, which controls us through its ownership of our general partner. Pursuant to the Pending Vessel Acquisition, we will purchase 100% of the ownership interests in GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd., the entities that own the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally, respectively. The Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally are modern LNG carriers built in 2007, each with a capacity of 145,000 cbm. For further discussion, see “Summary—Pending Vessel Acquisition”. We expect to repay $20.0 million of outstanding indebtedness under the Citibank Facility with approximately $1.72 million cash on hand and the remaining $18.28 million with proceeds of this offering (including $3.66 million from the sale of general partner units to our general partner to maintain its 2.0% interest in us). If the underwriters exercise their option in full to acquire additional common units, we expect to use approximately $25.93 million of additional net proceeds to repay indebtedness outstanding under the Sponsor Credit Facility. In the event that the Pending Vessel Acquisition is not consummated, the net proceeds from this offering will be used for general partnership purposes.

The Citibank Facility bears interest at a rate of LIBOR plus a margin and the applicable tranches mature in June 2016. At June 22, 2015, the six month LIBOR plus applicable spread on the Facility was 2.86% on average. Borrowings under this facility were used to finance the construction of the vessels to be acquired pursuant to the Pending Vessel Acquisition.

The Sponsor Credit Facility currently bears interest at a rate of 6% per annum, with an annual 2.4% commitment fee on the undrawn balance. Currently, there is no undrawn balance. We drew the whole available amount of the Sponsor Credit Facility, in two advances of $25,000,000 and $5,000,000 on November 12, 2014 and November 17, 2014, respectively. Each advance drawn will be repayable within a period of 6 months after the respective drawdown date but is subject to unconditional right of immediate renewal if no repayment is made. Prior to May 12, 2015, the Sponsor Credit Facility bore interest at a rate of 5% per annum, with no commitment fee during the first year. Borrowings under this facility were used for general partnership purposes.

CASH AND CAPITALIZATION

The following table shows (a) cash and cash equivalents and (b) capitalization as of March 31, 2015 on:

•	an actual basis;

•

a pro forma basis based upon our summary unaudited pro forma financial information which gives effect to (i) the Pending Vessel Acquisition, (ii) the assumption of related debt outstanding under the Citibank Facility, (iii) the working capital adjustment under the Pending Vessel Acquisition share purchase agreement which represents the net working capital of the entities to be acquired at carrying amounts as of March 31, 2015 less the positive working capital of $3.0 million to be acquired and (iv) the deemed distribution to GasLog of the excess of the cash consideration over the net book value of the assets to be acquired;

•

a pro forma as adjusted basis, giving effect to principal payments totaling $5.63 million during the period April 1, 2015 to June 19, 2015, and to a cash distribution of $10.72 million, which was paid to the unitholders of record on May 11, 2015;

•

a pro forma as further adjusted basis, giving effect to (i) the issuance and sale of common units in this offering at a public offering price of $23.90 per unit and the capital contribution by our general partner to maintain its 2.0% general partner interest in us, assuming no exercise of the underwriters’ option to purchase additional units, resulting in net proceeds of approximately $175.78 million (after deducting underwriting discounts and commissions of $6.38 million and estimated offering expenses of $0.75 million), (ii) the payment to GasLog Ltd. of $157.50 million, the difference between the $483.0 million aggregate purchase price of the Pending Vessel Acquisition and the $325.50 million of outstanding indebtedness under the Citibank Facility and (iii) the prepayment of approximately $20.0 million due under the Citibank Facility in connection with the Pending Vessel Acquisition.

This table is derived from and should be read together with the condensed combined and consolidated financial statements of GasLog Partners LP and the accompanying notes incorporated herein by reference. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on April 30, 2015 and the unaudited pro forma financial information in Exhibit 99.3 of the Report on Form 6-K filed on June 22, 2015 with the SEC.

	As of March 31, 2015
	Actual	Pro Forma(1)	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(dollars in thousands)
CASH
Cash and cash equivalents	$42,559	$42,806	$26,464	$24,747

CAPITALIZATION
Debt:(2)
Borrowings—current portion
GasLog Partners’ Citibank Facility	22,500	22,500	22,500	22,500
Unamortized deferred loan issuance costs	(1,503)	(1,503)	(1,503)	(1,503)

Borrowings—Current Portion	20,997	20,997	20,997	20,997

Borrowings—non-current portion
Sponsor Credit Facility	30,000	30,000	30,000	30,000
Citibank Facility(3)	—	325,500	325,500	305,500
GasLog Partners’ Citibank Facility	421,875	421,875	416,250	416,250
Unamortized deferred loan issuance costs	(5,084)	(6,792)	(6,792)	(6,747)

Borrowings—non-current portion	446,791	770,583	764,958	745,003

Total debt	467,788	791,580	785,955	766,000

Partners’ Capital:
Common unitholders: 14,322,358 units issued and outstanding as of March 31, 2015 and as adjusted and 21,822,358 units issued and outstanding as further adjusted	328,363	328,059	321,836	493,961
Subordinated unitholders: 9,822,358 units issued and outstanding as of March 31, 2015, as adjusted and as further adjusted	75,829	57,473	53,205	53,161
General partner: 492,750 units issued and outstanding as of March 31, 2015 and as adjusted and 645,811 units issued and outstanding as further adjusted	6,129	5,380	5,166	8,823
Incentive Distribution Rights	—	—	(12)	(12)

Total Partners’ Capital	410,321	390,912	380,195	555,933

Total capitalization	$878,109	$1,182,492	$1,166,150	$1,321,933

(1)	See the unaudited pro forma financial information included in Exhibit 99.3 on Form 6-K furnished to the SEC on June 22, 2015 and incorporated by reference.

(2)

All of our outstanding debt has been incurred by our vessel owning subsidiaries. It is secured by our vessels and guaranteed by GasLog Partners and GasLog Partners Holdings LLC. See “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F.

(3)	The Citibank Facility is unamortizing and is due and payable in full in June 2016.

PRICE RANGE OF OUR COMMON UNITS

Our common units started trading on the New York Stock Exchange under the symbol “GLOP” on May 7, 2014. The following table sets forth the high and low closing sale prices for the common units since the date of listing for the periods indicated.

	Price Range		Cash Distribution Per Unit(1)
	High	Low
Year ended 2014(2)	$36.91	$22.87	$1.01554
Second Quarter 2014(3)	36.39	26.11	$0.20604	(4)
Third Quarter 2014	36.91	30.00	$0.375
Fourth Quarter 2014	30.78	22.87	$0.4345
First Quarter 2015	26.41	22.38	$0.4345
Second Quarter 2015(5)	29.28	23.95	$0.4345
December 2014	28.44	23.27	N/A
January 2015	26.41	22.38	N/A
February 2015	25.51	23.20	N/A
March 2015	25.41	22.63	N/A
April 2015	28.54	23.95	N/A
May 2015	29.28	25.50	N/A
June 2015(6)	25.60	24.03	N/A

(1)	Distributions are shown for the quarter with respect to which they are declared.

(2)	For the period from May 7, 2014 through December 31, 2014.

(3)	For the period from May 7, 2014 through June 30, 2014.

(4)

For the period from May 12, 2014 (the closing date of our initial public offering) through June 30, 2014. This distribution was the prorated portion of the minimum quarterly distribution of $0.375 per unit.

(5)	For the period from April 1, 2015 through June 22, 2015.

(6)	For the period from June 1, 2015 through June 22, 2015.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. No certificates will be issued to the unitholders in respect of the common units or subordinated units. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, see this section and “Our Cash Distribution Policy and Restrictions on Distributions”. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Summary of our Partnership Agreement” found elsewhere in this prospectus.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust, LLC serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the IPO.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

See “Item 8. Financial Information—Our Cash Distribution Policy” beginning on page 97 of our Annual Report on Form 20-F for descriptions of the general partner interest and the incentive distribution rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, Treasury Regulations and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to GasLog Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is encouraged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as foreign source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate, or a “U.S. Individual Holder”, generally will be treated as “qualified dividend income”, which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends”. In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income”, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Ratio of Dividend Income to Distributions

The amount of distributions we pay on our common units that is treated as dividend income will depend upon the amount of our current and accumulated earnings and profits. We will compute our earnings and profits for each taxable year in accordance with U.S. federal income tax principles. Based upon various assumptions and estimates regarding our expected earnings and profits, we estimate that approximately 78.0% of the total cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2018 will constitute dividend income. The remaining portion of these distributions will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $0.375 per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control. Further, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—Distributions” and “—Ratio of Dividend Income to Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders are encouraged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our past, current and projected methods of operation, and an opinion of counsel, we do not believe that we were, are or will be a PFIC for any of previous taxable years or for our current or any future taxable year. We have received opinions of our U.S. counsel, Cravath, Swaine & Moore LLP, in support of this position that conclude that the income our subsidiaries earn from certain of our time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for each of our previous taxable years arose and that we expect that more than 25.0% of our gross income for our current and each future taxable year will arise from such time-chartering activities, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC any of our previous taxable years or for our current or any future taxable year.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (or the Fifth Circuit) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the court’s holding in the Tidewater case and, at the same time, announced the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure unitholders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, which we refer to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file an annual report with the IRS.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an “Electing Holder”, then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock”, then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, such holder hereinafter a “Non-Electing Holder”, would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non- Electing Holder’s holding period for the common units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units. A Non-Electing Holder may be required to report its ownership of our units by filing IRS Form 8621 with its U.S. federal income tax return.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering generally will be required to file IRS Form 926 reporting such payment. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder is encouraged to consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders are encouraged to consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to GasLog Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Cozen O’Connor, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder (so long as you are not a citizen or resident of the Marshall Islands). In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units (so long as you are not a citizen or resident of the Marshall Islands).

EACH PROSPECTIVE UNITHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.	1,125,000
Barclays Capital Inc.	1,050,000
Morgan Stanley & Co. LLC	1,050,000
Evercore Group L.L.C.	900,000
UBS Securities LLC	900,000
Wells Fargo Securities, LLC	900,000
Credit Suisse Securities (USA) LLC	600,000
Deutsche Bank Securities Inc.	600,000
ABN AMRO Securities (USA) LLC	375,000

Total	7,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.50 per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,125,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

We, our directors and executive officers, our subsidiaries and our general partner and its affiliates, including GasLog, have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

Our common units are listed on the New York Stock Exchange under the symbol “GLOP”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

The following table shows the per common unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming

both no exercise and full exercise of the underwriters’ option to purchase up to an additional   common units.

	Per Common Unit	Total
		No Exercise	Full Exercise
Public offering price	$23.90	$179,250,000	$206,137,500
Underwriting discounts and commissions to be paid by us	$0.85	$6,375,000	$7,311,250
Proceeds, before expenses, to us	$23.05	$172,875,000	$198,806,250

The underwriting discounts and commissions to be paid by us represent 3.56% of the total amount of this offering. We estimate that the expenses of this offering, not including the underwriting discounts and commissions, will be approximately $750,000. We will also pay up to $25,000 of reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of sale of the common units offered hereby.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase common units in the open market or must exercise the option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common units described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe for the common units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the common units have not authorized and do not authorize the making of any offer of common units through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common units as contemplated in this prospectus. Accordingly, no purchaser of the common units, other than the underwriters, is authorized to make any further offer of the common units on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order”, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the common units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common units has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the common units to the public in France.

•	Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The common units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common units offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA”, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

common units, debentures and units of common units and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such common units, debentures and units of common units and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Korea

The common units may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial

Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The common units have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the common units may not be re- sold to Korean residents unless the purchaser of the common units complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O’Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The combined and consolidated financial statements of GasLog Partners LP as of December 31, 2013 and for the two years then ended incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such combined and consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The combined and consolidated financial statements of GasLog Partners LP as of December 31, 2014 and for the year then ended incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd. as of December 31, 2014 and for the period from April 4, 2014 (date of inception) to December 31, 2014 incorporated in this prospectus supplement by reference from the Company’s Form 6-K filed with the SEC on June 22, 2015, have been audited by Deloitte LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$20,829
Financial Industry Regulatory Authority filing fee	27,387
The New York Stock Exchange listing fee	36,000
Legal fees and expenses	425,000
Accounting fees and expenses	145,000
Printing and engraving costs	50,000
Transfer agent fees and other	5,000
Miscellaneous	40,784

Total	$750,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3, filed with the Commission on June 1, 2015 regarding the common units. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including the exhibits attached thereto. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. We intend to file our annual report on Form 20-F earlier than the SEC currently requires. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at http://www.gaslogmlp.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus supplement incorporates by reference certain documents including the following:

•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on February 17, 2015;

•	our reports on Form 6-K filed with the SEC on April 23, 2015, April 30, 2015 and June 22, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of our common units made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of our common units, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogmlp.com. Requests for such information should be made to us at the following address:

GasLog Partners LP
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: Nicola Lloyd, General Counsel

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$600,000,000

GasLog Partners LP

Common Units Representing Limited Partner Interests
Other Classes of Units Representing Limited Partner Interests
Debt Securities
Warrants
Rights
Combination Units

Through this prospectus, we may offer common units representing limited partner interests (the “Common Units”) and other classes of units representing limited partner interests (the “Other Units”), debt securities, warrants to purchase Common Units, Other Units or other rights (the “Warrants”), rights to purchase Common Units and Other Units (the “Rights”), and units consisting of any combination of the Common Units, Other Units, debt securities, Warrants and Rights (the “Combination Units”) from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our Common Units are traded on the New York Stock Exchange under the symbol “GLOP”.

Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at such address is +377 97 97 51 15.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2015.

i

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the “SEC”, other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results to differ include, but are not limited to, the following:

•

general liquefied natural gas, or “LNG”, and LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operations of LNG carriers;

•	future supply of, and demand for, natural gas;

•	our ability to leverage GasLog Ltd.’s relationships and reputation in the shipping industry;

•	our ability to enter into time charters with existing customers as well as new customers;

•	our contracted charter revenue;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•	our ability to purchase vessels from GasLog Ltd. in the future;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to making cash distributions on the units, including any increases in cash distributions, and our ability to make such distributions;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	acceptance of a vessel by its charterer;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	our ability to adapt our commercial strategy to changes in our customers;

•	expiration dates and extensions of charters;

•	our fees and expenses payable under the amended ship management agreements, the administrative services agreement and the amended commercial management agreements;

•	the anticipated taxation of our partnership and distributions to our unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	GasLog Ltd.’s ability to retain key employees and provide services to us;

•	future sales of our Common Units in the public market;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standards imposed by our charterers applicable to our business;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	our business strategy and other plans and objectives for future operations; and

•	other factors discussed in this prospectus and from time to time in our periodic reports.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus.

We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the “Risk Factors” section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our Common Units.

THE COMPANY

Unless otherwise indicated, references in this prospectus to:

•

“GasLog Partners”, the “Partnership”, “we”, “our”, “us” or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

•	“GasLog”, depending on the context, refer to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners and its direct and indirect subsidiaries;

•	“our general partner” refer to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog Ltd.;

•	“GasLog LNG Services” refer to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog Ltd.;

•	“GasLog Carriers” refer to GasLog Carriers Ltd.;

•	“GasLog Partners Holdings” refer to GasLog Partners Holdings LLC;

•

“BG Group” refer to BG Group plc; “Methane Services” refer to Methane Services Limited, a subsidiary of BG Group; and “Shell” refer to Royal Dutch Shell plc, or, in each case, any one or more of their subsidiaries or to such entities collectively;

•	“dollars” and “$” refer to, and amounts are presented in, U.S. dollars; and

•	“cbm” refer to cubic meters.

We are a growth-oriented limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation under long-term charters, which we define as charters of five full years or more. Our fleet of five LNG carriers, which have charter terms expiring through 2020, were contributed to us by, or acquired from, GasLog, which controls us through its ownership of our general partner.

As of June 1, 2015, our fleet consisted of five LNG carriers, including three vessels with modern tri-fuel diesel electric, or “TFDE”, propulsion technology and two steam-powered vessels that operate under long-term charters with Methane Services, a subsidiary of BG Group. At that date, we also had options and other certain acquisition rights under which we may acquire additional LNG carriers from GasLog. Under the omnibus agreement entered into with GasLog in connection with our IPO (defined below), we have the option to purchase up to 12 LNG carriers from GasLog within 36 months after each such vessel’s acceptance by its charterer (or, in the case of certain vessels, 36 months after the closing of the IPO), in each case at fair market value as determined pursuant to the omnibus agreement. In addition, we previously had options to acquire the Methane Jane Elizabeth and Methane Rita Andrea which we exercised in September 2014 and these two vessels are now part of our owned fleet.

Pursuant to the omnibus agreement, we also have a right of first offer from GasLog to purchase any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in ongoing LNG transportation under charters of five full years or more that GasLog owns or acquires (the “Five Year Vessels”) either at their acquisition cost plus a certain break up costs (in the case of a newly acquired Five Year Vessel) or at their fair market value (in the case of a previously owned vessel that becomes a Five Year Vessel). Generally, we must exercise this right of first offer within 30 days following the notice from GasLog that the vessel has been acquired or has become a Five Year Vessel. The three newbuildings to be chartered beginning in 2018 under the agreement signed with Methane Services on April 21, 2015, as well as the additional six newbuildings which may be chartered at Methane Services’ election, will each qualify as a Five Year Vessel upon commencement of its charter, and GasLog will be required to offer to us an opportunity to purchase each vessel at fair market value within 30 days of the commencement of its charter. Following completion of the acquisition by GasLog of the Methane Becki Anne and the Methane Julia Louise from a subsidiary of BG Group, GasLog has granted us the option, exercisable at any time within 36 months after March 31, 2015, the date that GasLog completed the acquisition to purchase both of the aforementioned vessels at their fair market value, as determined under the omnibus agreement under the same terms that apply to the 10 other vessels over which we hold options granted by GasLog. This agreement supersedes the provision under the omnibus agreement that would otherwise have required GasLog to offer us, within 30 days of the completion of the vessels acquisition, an opportunity to purchase such vessels at the acquisition price paid plus certain administrative costs, and would have allowed us 30 days to respond to such offer.

The options, with the addition of three future firm charters agreed with Methane Services as of April 21, 2015, brings the current pipeline of vessels that we have, or may have, the right to acquire from GasLog to 15 LNG carriers. We believe that such options and acquisition rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners.

We operate all of our vessels under long-term charters with fixed-fee contracts that generate predictable cash flows. We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional equity and debt financing.

We are not obligated to purchase any of the vessels from GasLog described above and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain equity and/or debt financing to fund all or a portion of the acquisition costs of these vessels. As of June 1, 2015, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog will be obligated to use reasonable efforts to obtain any such consents with regards to transactions covered by that agreement. We cannot assure you that in any particular case that the necessary consent will be obtained.

On May 12, 2014, we completed an initial public offering of our Common Units (the “IPO”). On September 29, 2014, we completed a follow-on public offering of our Common Units. Our Common Units are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “GLOP”. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We have been organized under the laws of the Republic of the Marshall Islands.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to make cash distributions and lower the trading price of our Common Units. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, our registered agent, to accept service of process on our behalf in any such action.

Cozen O’Connor, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $600,000,000 of any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Partners LP, reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Report on Form 6-K, filed with the SEC on April 30, 2015;

•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on February 17, 2015; and

•

the description of our Common Units which is contained in our registration statement on Form 8-A (File No.001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogmlp.com. The information contained on or connected to our website is not a part of this prospectus. Requests for such information should be made to us at the following address:

GasLog Partners LP
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: General Counsel

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Years ended December 31,			Three months ended March 31, 2015
	2012	2013	2014
	(in thousands of U.S. dollars, except ratios)
Earnings
Pre-tax (loss)/income	(861,061)	26,218,242	29,168,698	12,897,430
Add:
Fixed charges	—	12,075,948	25,999,008	3,924,546

Total Earnings	(861,061)	38,294,190	55,167,706	16,821,976

Fixed Charges
Interest expensed	—	10,378,044	14,651,242	3,547,840
Amortization of capitalized expenses relating to indebtedness	—	1,697,904	11,347,766	376,706

Total Fixed Charges	—	12,075,948	25,999,008	3,924,546

Ratio of Earnings to Fixed Charges(1)	n/m	3.17	2.12	4.29

Dollar Amount of the Coverage Deficiency	861,061	n/a	n/a	n/a

(1)	For purposes of calculating the ratios above:

•	“earnings” is the result of adding (a) pre-tax (loss)/income from continuing operations (which includes non-cash unrealized gains and losses on derivative financial instruments) and (b) fixed charges;

•	“fixed charges” represent (i) interest incurred and (ii) amortization of capitalized expenses related to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF COMMON UNITS

A description of our Common Units can be found in our registration statement on the description of our Common Units which is contained in our registration statement on Form 8-A (File No.001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

Our partnership agreement permits us to issue additional classes or series of equity interests at any time and from time to time for consideration on such terms and conditions established by our board of directors without the approval of any of our unitholders. As of June 1, 2015, no classes of limited partnership interests were outstanding other than the Common Units and subordinated units.

Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the designations, preferences, rights, powers and duties of those units which shall be fixed by the board of directors, including, among other things, the following:

•	the right to share in partnership distributions;

•	the rights upon our dissolution and liquidation;

•	whether, and the terms and conditions upon which, we may or shall be required to redeem the Other Units (including sinking fund provisions);

•	whether the Other Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

•	the terms and conditions upon which Other Units will be issued, evidenced by certificates and assigned or transferred;

•	the method for determining the Percentage Interest (as defined in our partnership agreement) as to such Other Units; and

•	the right, if any, of each Other Unit to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such Other Units.

The particular terms of any class or series of any such class of units will also be described in the amendment to our partnership agreement relating to that class or series of such class of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of any such class of units.

Such units will be fully paid and non-assessable (except as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act) when issued upon full payment of the purchase price therefor. The transfer agent, registrar and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into Common Units or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into Common Units or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for Common Units or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or resolution of the board of directors, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U. S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•

make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the board of directors may deem necessary or desirable and which shall not adversely affect the rights of the holders of debt securities in any material respect.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for Common Units or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue Warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of Warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any Warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such Warrants;

•	the aggregate number of such Warrants;

•	the price or prices at which such Warrants will be issued;

•	the currency or currencies, in which the price of such Warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such Warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such Warrants may be purchased;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	the amount of Warrants outstanding;

•	if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

•	if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any Warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer Warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer Warrants, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue Rights to purchase our equity securities. These Rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the Rights in the rights offering. In connection with any Rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the Rights;

•	the number of Rights issued to each shareholder;

•	the extent to which the Rights are transferable;

•	any other terms of the Rights, including terms, procedures and limitations relating to the exchange and exercise of the Rights;

•	the date on which the Right to exercise the Rights will commence and the date on which the Right will expire;

•	the amount of Rights outstanding;

•	the extent to which the Rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the Rights offering.

The description in the applicable prospectus supplement of any Rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer Rights, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE COMBINATION UNITS

We may issue Combination Units consisting of any combination of Common Units, Other Units, debt securities, Warrants and Rights. Each Combination Unit will be issued so that the holder of the Combination Unit is also the holder of each security included in the Combination Unit. Thus, the holder of a Combination Unit will have the rights and obligations of a holder of each included security. The unit agreement under which a Combination Unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the Combination Units, including, where applicable, the following:

•

the designation and terms of the Combination Units and of the securities comprising the Combination Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the Combination Units or of the securities comprising the Combination Units.

The description in the applicable prospectus supplement of any Combination Units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer Combination Units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer Combination Units, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our Annual Report on Form 20-F for the year ended December 31, 2014 and our registration statement on Form 8-A (File No.001-36433), filed with the SEC on April 30, 2014, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information”.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

We will be subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

•

We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding Common Units. GasLog owns approximately 0.66% of our Common Units, all of our subordinated units and indirectly 2.0% of our general partnership units outstanding as of June 1, 2015.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•	Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See “Risk Factors” for a discussion of these factors.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Distributions of Available Cash

General

Within 45 days after the end of each quarter we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our board of directors and our subsidiaries to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any of our debt instruments or other agreements; and/or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (except to the extent establishing such reserves would cause us to not be able to distribute the minimum quarterly distribution (plus any arrearage) for such quarter);

•

plus, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of Common Units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.375 per unit, or $1.50 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses.

There is no guarantee that we will pay the minimum quarterly distribution on the Common Units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We will be effectively prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus”. We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$19.0 million; plus

•

all of our cash receipts (including our proportionate share of cash receipts of any subsidiaries we do not wholly own; provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

•

working capital borrowings (including our proportionate share of working capital borrowings for any subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) (including our proportionate share of operating expenditures by any subsidiaries we do not wholly own); less

•

the amount of cash reserves (including our proportionate share of cash reserves for any subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•	all working capital borrowings (including our proportionate share of working capital borrowings by any subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $19.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to partners.

Capital Expenditures

For purposes of determining operating surplus, capital expenditures are classified as either maintenance and replacement capital expenditures, expansion capital expenditures or investment capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of or the revenue generated by our capital assets.

Expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel, to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the acquisition or construction of a replacement vessel and paid in respect of the construction period. We define construction period as the period beginning on the date that we enter into a binding acquisition or construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights) will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period. In order to avoid these fluctuations having a similar effect on operating surplus, adjusted operating surplus and available cash for distribution to our unitholders, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures”. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, see “Our Cash Distribution Policy and Restrictions on Distributions”.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to GasLog; and

•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent GasLog from being able to convert some or all of its subordinated units into Common Units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $19.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the Common Units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.375 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the Common Units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the Common Units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after March 31, 2017, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding Common Units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding Common Units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 2.0% general partner interest during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the Common Units.

If the unitholders remove our general partner without cause, the subordination period will end before March 31, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the Common Units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one Common Unit and will then participate pro rata with the other Common Units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; less

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; plus

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit will immediately convert into one Common Unit and will then participate pro rata with the other Common Units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the Common Units will be extinguished; and

•	our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of Common Units based on the current market value of the contributed Common Units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. GasLog will hold the incentive distribution rights following completion of the offering. The incentive distribution rights may be transferred separately from any other interests, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of a merger or consolidation with or into, or sale of substantially all of the assets to, such entity, the approval of a majority of our Common Units (excluding Common Units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2019. Any transfer by GasLog of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding Common Units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.43125 per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.46875 per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.5625 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount”, until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions		Holders of IDRs
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.375	98.0%	2.0%	0%
First Target Distribution	up to $0.43125 above $0.43125	98.0%	2.0%	0%
Second Target Distribution	up to $0.46875 above $0.46875	85.0%	2.0%	13.0%
Third Target Distribution	up to $0.5625	75.0%	2.0%	23.0%
Thereafter	above $0.5625	50.0%	2.0%	48.0%

GasLog’s Right to Reset Incentive Distribution Levels

GasLog, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to GasLog would be set. GasLog’s right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to GasLog are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels GasLog and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that GasLog would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per Common Unit, taking into account the existing levels of incentive distribution payments being made to GasLog.

In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by GasLog of incentive distribution payments based on the cash target distribution levels prior to the reset, GasLog will be entitled to receive a number of newly issued Common Units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by GasLog for the two quarters prior to the reset event as compared to the average cash distributions per Common Unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the additional Common Units.

The number of Common Units that GasLog would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by GasLog in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per Common Unit during each of these two quarters. The issuance of the additional Common Units will be conditioned upon approval of the listing or admission for trading of such

Common Units by the national securities exchange on which the Common Units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

•

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each Common Unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the Common Units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for GasLog to receive incentive distributions and for the subordinated units to convert into Common Units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (currently, GasLog). The 2.0%

interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the cash target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the Common Units and subordinated units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our Common Units into a lesser number of units or subdivide our Common Units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the Common Units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our Common Units for the preceding 20 trading days (or the current market price) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to the current market price of our common units;

•

second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our Common Units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in Common Units. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

NON-UNITED STATES TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of Marshall Islands tax consequences that may be relevant to prospective investors in Common Units. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Units may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8.0% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended. If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$69,720
Printing		*
Legal Fees and Expenses.		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		90,500
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O’Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The combined and consolidated financial statements as of December 31, 2013 and for the two years in the period then ended, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such combined and consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The combined and consolidated financial statements as of and for the year ended December 31, 2014 incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such combined and consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

GasLog Partners LP

7,500,000 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

June 22, 2015

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